EXHIBIT 99.1

Contact:	Dean Ridlon, Investor Relations Director
Phone: 978.640.5309
Email: Investor_Relations@avid.com

Avid Reports Fourth Quarter 2006 Results

Tewksbury, MA – February 1, 2007 – Avid Technology, Inc. (NASDAQ: AVID) today reported revenues of $239.0 million for the three-month period ended December 31, 2006 compared to $245.0 million for the same period in 2005. GAAP net loss for the quarter was $52.6 million, or $1.28 per share compared to GAAP net income of $18.4 million, or $.43 per diluted share, in the fourth quarter of 2005.

GAAP net loss in the fourth quarter of 2006 includes a non-cash charge of $53.0 million for the impairment of goodwill associated with the acquisition of Pinnacle Systems in August 2005. As a result of completing its annual goodwill impairment test in the fourth quarter, the company concluded that the fair value of the consumer business unit had declined below the book value, resulting in the impairment charge.

In addition, the company took a restructuring charge of $3.2 million as a result of reorganizations within the Professional Video and Consumer Video segments that took place during the quarter.

These charges plus amortization, stock-based compensation and related tax adjustments totaled $75.1 million during the fourth quarter. Excluding these items, non-GAAP earnings per share were $.54. For the fourth quarter of 2005, there was $11.6 million of acquisition-related charges, including amortization, stock-based compensation, restructuring costs and related tax adjustments included in GAAP net income. Excluding these items, non-GAAP earnings per share were $.69 in the fourth quarter of 2005.

“As we look back at our performance in Q4, and the full year of 2006, it’s clear that our results were mixed. While our big deal backlog continued to build each quarter throughout the year, including Q4, bringing us to record levels, recognizing revenue out of this backlog continued to be unpredictable. This led to a shortfall in our video business for the fourth quarter,” said David Krall, Avid’s president and chief executive officer.  “Our audio business recovered nicely from the slowdown in demand that we saw in Q3 for Digidesign’s Pro Tools|HD® systems, allowing a strong finish for the year. In consumer, we had lower than expected results for the year as the business was slow to recover from the product quality problems with the Studio 10 software. We took an impairment charge in the fourth quarter to reflect the decline in the fair value of the consumer business unit. Nevertheless, we believe that the product quality problems are now behind us, and are pleased that we achieved higher-than expected consumer revenues in Q4 based on strong demand in Europe. We have taken a number of steps to position all of our businesses more favorably for the coming year, including a cost restructuring in our consumer business which took place in Q4. Graham Sharp, our new general manager for our video division, has already implemented a number of changes that are intended to improve the segment’s operations. However, we do not expect the full benefits of these efforts to be realized immediately.”

Revenues for the year ended December 31, 2006, were $910.6 million compared to revenues of $775.4 million for 2005. GAAP net loss for 2006 was $42.9 million, or $1.03 per share, compared to GAAP net income of $34.0 million, or $.86 per diluted share, for 2005. GAAP net loss for 2006 includes $113.9 million of impairment charges, amortization, stock-based compensation, restructuring costs, in-process research and development, and related tax adjustments. Excluding these items, non-GAAP earnings per share were $1.67 for 2006. GAAP net income for 2005 includes $58.4 million of amortization, stock-based compensation, restructuring costs, in-process research and development, and related tax adjustments. Excluding these items non-GAAP earnings per share were $2.34 for 2005.

Use of Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures” under the rules of the Securities and Exchange Commission.  This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  The reconciliation for net income and diluted earnings per share for the fourth quarters of 2006 and 2005 and fiscal years 2006 and 2005 are in the tables attached to this press release.

We use non-GAAP financial measures internally to manage our business, for example, in establishing our annual operating budget, to assess segment operating performance and for measuring performance under our employee incentive compensation plans. Non-GAAP financial measures are used by our management in their operating and financial decision-making because management believes these measures reflect our ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, we believe it is useful for our investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate our current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the Company’s current financial results with our past financial results. The primary limitations associated with our use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect our operations. Our management compensates for these limitations by considering the Company’s financial results as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in this press release.

Conference Call

A conference call to discuss Avid’s fourth quarter 2006 financial results will be held today, February 1, 2007, at 5:00 p.m. EST. The call will be open to the public, and can be accessed by dialing (719) 457-2681 and referencing confirmation code 8736424. The call and subsequent replay will also be available on Avid’s web site. To listen via this alternative, go to the Investor Relations page under the About Us menu at www.avid.com for complete details prior to the start of the conference call.

The above release is subject to the completion and filing of our Annual Report on Form 10-K. This release includes forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, about Avid’s performance. There are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, such as market acceptance of Avid’s existing and new products, Avid’s ability to anticipate customer needs, competitive factors, including pricing pressures, delays in product shipments, and the other important events and factors disclosed previously and from time to time in Avid’s filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements contained herein represent Avid’s estimate only as of today and should not be relied upon as representing the company’s estimate as of any subsequent date. While Avid may elect to update these forward-looking statements at some point in the future, Avid specifically disclaims any obligation to do so, even if the estimate changes.

About Avid Technology, Inc.

Avid Technology, Inc. is the world leader in digital nonlinear media creation, management, and distribution solutions, enabling film, video, audio, animation, games, and broadcast professionals to work more efficiently, productively, and creatively. For more information about the company’s Oscar(, Grammy(, and Emmy( award-winning products and services, please visit: www.avid.com.

© 2007 Avid Technology, Inc. All rights reserved. Avid, Digidesign, Film Composer, Pro Tools|HD and Pro Tools are either registered trademarks or trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid® Film Composer® system for motion picture editing. Digidesign, Avid’s audio division, received an Oscar statuette representing the 2003 Scientific and Technical Award for the design, development, and implementation of its Pro Tools digital audio workstation. Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.

AVID TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited - in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net Revenues
Product	$213,405	$219,812	$809,002	$692,787
Service	25,644	25,159	101,576	82,656
Total net revenues	239,049	244,971	910,578	775,443

Cost of Revenues
Product	104,101	104,112	388,483	308,386
Service	15,123	13,590	56,218	45,274
Amortization of intangible assets	4,889	6,610	21,193	11,027
Total cost of revenues	124,113	124,312	465,894	364,687

Gross Profit	114,936	120,659	444,684	410,756

Operating Expenses
Research and development	35,000	32,109	141,363	111,334
Marketing and selling	50,831	49,892	203,967	170,787
General and administrative	16,239	14,186	63,250	47,147
In-process research and development	—	—	879	32,390
Amortization of intangible assets	3,520	3,465	14,460	9,194
Impairment of intangible assets	53,000	—	53,000	—
Restructuring charges	3,167	1,158	2,613	3,155
Total operating expenses	161,757	100,810	479,532	374,007

Operating income (loss)	(46,821)	19,849	(34,848)	36,749
Interest and other income (expense), net	1,591	1,851	7,274	5,586
Income (loss) before income taxes	(45,230)	21,700	(27,574)	42,335

Provision for income taxes	7,335	3,275	15,353	8,355

Net Income (Loss)	$(52,565)	$18,425	$(42,927)	$33,980

Net income (loss) per common share – basic	$(1.28)	$0.44	$(1.03)	$0.90

Net income (loss) per common share – diluted	$(1.28)	$0.43	$(1.03)	$0.86

Weighted-average common shares outstanding - basic	41,016	41,859	41,736	37,762

Weighted-average common shares outstanding - diluted	41,016	43,309	41,736	39,517

AVID TECHNOLOGY, INC.

(unaudited - in thousands, except per share data)

Net income (loss) includes the following items that were highlighted in the text of this press release:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
GAAP net income (loss)	$(52,565)	$18,425	$(42,927)	$33,980

Adjustments to reconcile Non-GAAP net income:
Amortization of intangible assets	$8,409	$10,075	$35,653	$20,221
Impairment of intangible assets	53,000	—	53,000	—
Stock-based compensation	3,561	333	16,605	2,163
Restructuring charges	3,167	1,158	2,613	3,155
In-process research and development	—	—	879	32,390
Related tax adjustments	6,954	61	5,197	451
Total	$75,091	$11,627	$113,947	$58,380

Non-GAAP net income	$22,526	$30,052	$71,020	$92,360

Weighted average common shares outstanding - diluted	41,734	43,309	42,570	39,517

Non-GAAP net income per common share - diluted	$0.54	$0.69	$1.67	$2.34

Stock-based compensation, which relates to adoption of SFAS 123R, the acquisition of M-Audio, and the issuance of restricted stock and restricted stock units in Q4 2006 and YTD 2006, is comprised of the following:

Stock-based compensation included in:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Cost of product revenues	$118	$—	$516	$—
Cost of service revenues	178	—	801	—
Research and development expense	1,028	29	4,830	158
Marketing and selling expense	1,054	110	4,692	602
General and administrative expense	1,183	194	5,766	1,403
	$3,561	$333	$16,605	$2,163

AVID TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited - in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$172,107	$238,430
Accounts receivable, net of allowances of $22,331 and $22,233 at
December 31, 2006 and 2005, respectively	138,578	140,669
Inventories	144,238	96,845
Prepaid and other current assets	29,016	25,733
Total current assets	483,939	501,677

Property and equipment, net	40,483	38,563
Goodwill	360,143	396,902
Intangible assets, net	102,048	118,676
Other assets	10,421	6,228
Total assets	$997,034	$1,062,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,108	$43,227
Accrued expenses and other current liabilities	88,331	96,311
Deferred revenues	73,743	62,863
Total current liabilities	196,182	202,401

Long-term liabilities	20,471	20,048
Total liabilities	216,653	222,449

Stockholders’ equity:
Common stock	423	421
Additional paid-in capital	952,763	928,703
Accumulated deficit	(134,708)	(88,795)
Treasury stock at cost, net of reissuances	(43,768)	—
Deferred compensation	—	(1,830)
Accumulated other comprehensive income	5,671	1,098
Total stockholders’ equity	780,381	839,597
Total liabilities and stockholders’ equity	$997,034	$1,062,046